UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 31, 2008

GFI GROUP INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51103	80-0006224
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Wall Street New York, NY		10005
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (212) 968-4100

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13.e-4(c)

Item 2.01.    Completion of Acquisition or Disposition of Assets

On January 31, 2008, GFI Group Inc. (the “Company”), through a wholly-owned subsidiary, completed the acquisition of approximately 97% of the issued and outstanding share capital of Trayport Ltd. (“Trayport”) from Trayport’s shareholders.  The Company intends to acquire the remaining shares as promptly as practicable, either as a result of minority shareholders voluntarily selling their shares, or failing that, through the exercise of drag-along rights under Trayport’s articles of association.

The total purchase price for  all of the issued and outstanding share capital of Trayport is £84 million (or approximately $164 million) payable in cash and short-term loan notes, which includes £9 million (or approximately $18 million) that the Company paid in consideration for excess working capital and surplus cash.  The purchase price is subject to final working capital adjustments.  Trayport is a leading provider of real-time electronic trading software for brokers, exchanges and traders in the commodities, fixed income, currencies and equities markets.

Item 9.01.    Financial Statements and Exhibits

(a) Financial statements of businesses acquired

The financial statements that may be required in connection with the Company’s acquisition of Trayport are not included in this Current Report on Form 8-K.  The Company has not yet determined the significance of this acquisition pursuant to the instructions to the Current Report on Form 8-K .  If this acquisition is determined to be significant, the Company will file any required financial statements, including pro-forma financial information, within the time periods specified in the instructions to the Current Report on Form 8-K.

(b) Pro Forma Financial Information

The financial statements that may be required in connection with the Company’s acquisition of Trayport are not included in this Current Report on Form 8-K.  The Company has not yet determined the significance of this acquisition pursuant to the instructions to the Current Report on Form 8-K.  If this acquisition is determined to be significant, the Company will file any required financial statements, including pro-forma financial information, within the time periods specified in the instructions to the Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GFI GROUP INC.

Date: February 6, 2008
	By:	/s/ J. Christopher Giancarlo
	Name:	J. Christopher Giancarlo
	Title:	Executive Vice President, Corporate Development